Exhibit 99.1

January 21, 2016

Unwired Planet Wins German Cellular Essential Patent Infringement Case Against Samsung, LG Electronics and Huawei

LOS ALTOS, Calif.—(BUSINESS WIRE)—Unwired Planet, Inc. (NASDAQ:UPIP) today announced that the Düsseldorf District Court in Germany issued its judgments that cell phone and infrastructure manufacturers Samsung, LG Electronics and Huawei each infringe multiple Unwired Planet patents. The judgments come after an initial trial held in June 2015 against Huawei, and a multi-day trial held in late November and December 2015 against the other defendants.

Confirmation of Infringement

The Düsseldorf District Court court held that the defendants’ LTE and GSM compliant handsets infringe three Unwired Planet patents: EP (DE) 2,119,287 and EP (DE) 2,485,514, and EP (DE) 1 230 818. With respect to infrastructure equipment, the court found that Samsung and Huawei’s infrastructure equipment infringes patent EP (DE) 2,119,287 but not patent EP (DE) 2,485,514.

The defendants filed actions with the German Federal Patent Court alleging that the patents are invalid; however, the Düsseldorf court did not grant a stay of the proceedings. The court ruled that it did not find a sufficient likelihood that these actions, called “nullity actions” in Germany, would be successful. In the German case, claimant Unwired Planet International Ltd. was represented by Ben Grzimek of the EIP Law Firm and Hosea Haag of the Ampersand firm.

“This is a great result and certainly increases our chances of being fairly and properly compensated,” said Unwired Planet CEO Boris Teksler. “This judgment marks one of the few decisions in Europe after the landmark Huawei v. ZTE decision last July governing the conduct of FRAND licensing. This decision solidifies wins in two jurisdictions and increases the number of cellular standard essential patents to four that have been positively adjudicated by the courts.”

On July 16, 2015, the Court of Justice of the European Union (CJEU), the highest appellate court in the European Union, provided needed guidance regarding the obligations of both patent holders who want to assert their standard essential patents and the alleged infringers who wants to rely on the FRAND license defense (Huawei v ZTE, 16 July 2015, Case C-170/13).

“The CJEU set out the general principles for both licensors and licensees. To date we’ve only sought monetary damages for the defendants’ infringement,” said

Unwired Planet general counsel Noah D. Mesel. “The CJEU’s licensing principles specify that patent holders may seek injunctive relief in certain circumstances if the infringer fails to negotiate in good faith with the patent holder on the terms of a license.”

UK Litigation Update

As is widely known, the UK courts employ a “loser-pays” fee-shifting system. On December 16, 2015, the Court ordered Samsung and Huawei to make an initial partial payment of £1,270,800 (approximately $1.9 million) on account of Unwired Planet’s legal fees for the first UK trial. Those payments now have been made. If the parties do not agree on a total fee amount due to Unwired Planet, a further hearing will be calendared.

On a related note Samsung and Huawei have filed an appeal of the UK High Court’s decision of the findings of validity and infringement of the EP (UK) 2 229 744 patent. The court has not set a briefing or hearing schedule on that appeal.

Unwired Planet concluded a second trial in the UK in mid-December and expects to receive a ruling from the UK High Court before the end of January 2016 on EP (UK) 2,119,287 and EP (UK) 2,485,514.

About Unwired Planet, Inc.

Unwired Planet, Inc. (NASDAQ:UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Los Altos, California. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

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The Blueshirt Group

Lauren Sloane, 415-217-2632

Lauren@blueshirtgroup.com

Source: Unwired Planet, Inc.